UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2014

ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon		97229
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (503) 641-4141
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2014, the Compensation Committee of the Board of Directors of Electro Scientific Industries, Inc. (the "Company") approved an equity compensation package for Edward C. Grady, the Company's President and Chief Executive Officer, intended to retain his services and to reward him if the Company is successful in implementing its new strategy. Mr. Grady was appointed as President and Chief Executive Officer on February 23, 2014 and did not participate in the annual equity grants made to management in May 2014, other than a 15,000 share time-based restricted stock unit award, half of which vested immediately and the remainder of which will vest in May 2015.

The new package is comprised of 350,000 stock-settled stock appreciation rights ("SOSAR's") and 155,000 performance-based restricted stock units ("PRSUs"), each issued under the Company's 2004 Stock Incentive Plan (the "Plan").

One third of the SOSARs vest in each of May 2015, May 2016 and May 2017, subject to continued service, and are exercisable until the earlier of five years following his termination of service or ten years following the date of grant. The other terms are consistent with the form of award agreement previously filed by the Company, including double-trigger acceleration on a change in control.

The PRSUs vest based on the financial performance of the Company in fiscal 2017. Of the 155,000 shares subject to the award, 77,500 of the shares vest based on a revenue goal, with vesting at 0% at revenues of $225 million and vesting linearly up to revenues of $275 million, at which level 100% vesting occurs. Additional shares vest linearly based on revenues between $275 million and $385 million, at which level 200% vesting occurs. The other 77,500 shares vest based on non-GAAP operational income before taxes ("OIBT"), with vesting at 0% on OIBT of 2% and vesting linearly up to OIBT of 6%, at which level 100% vesting occurs. Additional shares vest linearly based on OIBT between 6% and 10%, at which level 200% vesting occurs. No shares will vest under either the revenue or OIBT performance measure unless the minimum vesting threshold has been attained for both performance measures. Because the aggregate of the shares subject to Mr. Grady's May 2014 restricted stock unit award and the maximum number of shares that could be issued subject to this award exceed the annual grant limit for restricted stock unit in the Plan, the portion of the award in excess of the share limit will be contingent on shareholder approval of an amendment to the Plan to increase that limit.

The other terms of the PRSU award will be consistent with the form of award agreement filed by the Company, including a double trigger acceleration on a change in control resulting in 100% vesting.

The Committee also approved entering into a change in control agreement with Mr. Grady giving him the right to receive an amount equal to twice his then current annual salary if he were to be terminated without cause or quit for good reason within 12 months following a change of control and to receive an amount equal to his target bonus upon a change of control.

In order to align the incentives of other members of management with those in Mr. Grady's PRSU award, the Compensation Committee also made special PRSU awards to certain executives of the Company, including the following named executive officers for the amounts set forth opposite his or her name:

Name                        Shares at Target
Paul Oldham                    25,000
Robert DeBakker                20,000
Sidney Wong                    10,000
Kerry Mustoe                     5,000

The PRSUs vest based on the revenue of the Company in fiscal 2017, with vesting starting at revenues of $225 million and vesting linearly up to revenues of $275 million, at which level 100% vesting occurs. Additional shares vest linearly based on revenues between $275 million and $385 million, at which level 200% vesting occurs. No shares vest unless OIBT in fiscal 2017 is at least 2%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 20, 2014.
Electro Scientific Industries, Inc.
(Registrant)

By: /s/ Paul Oldham
Name:    Paul Oldham

Title:	Vice President of Administration,
Chief Financial Officer and Secretary